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                                                                    EXHIBIT 99.6
This announcement is neither an offer to buy nor a solicitation to sell or exchange any of the securities referred to herein. The offer is being made solely by the Prospectus and the related Letter of Transmittal; and is not being made to, nor will tenders of Debentures be accepted from, holders of such Debentures in any jurisdiction in which the making of such offer or the acceptance thereof will not be in compliance with the securities or blue sky laws of such
                  jurisdiction.

           NOTICE OF EXCHANGE OFFER TO HOLDERS OF 8.375% CONVERTIBLE
                      SUBORDINATED DEBENTURES DUE 2001 OF
                          PACIFIC GULF PROPERTIES INC.


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THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON DECEMBER 10,

    1996, (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE"). DEBENTURES TENDERED FOR EXCHANGE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
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Pacific Gulf Properties Inc. (the "Company") is offering to exchange (the
"Exchange Offer") not greater than 58 nor less than 54 shares of its Common Stock, par value $.01 per share (the "Shares"), the exact number of Shares to be specified by each tendering Debentureholder, for each $1000 principal amount of its outstanding 8.375% Convertible Subordinated Debentures due 2001 (the "Debentures"). The Company will determine a single rate (the "Designated Exchange Rate") which will enable it to exchange a minimum of $37.7 million of Debentures for Shares, and, subject to the terms and conditions set forth in the Prospectus and related Letter of Transmittal, all Debentures validly tendered prior to the Expiration Date at or below the Designated Exchange Rate will be exchanged at the Designated Exchange Rate. Interest accrued from August 15, 1996 through the consummation of the Exchange Offer will be paid in cash on Debentures accepted for exchange.


Holders who wish to assure their participation in the Exchange Offer regardless of the ultimate Designated Exchange Rate may do so by tendering Debentures without specifying an exchange rate. All Debentures tendered without a specified exchange rate will be deemed tendered at an exchange rate of 54 shares and, if the Exchange Offer is successfully consummated, will be accepted for exchange at the Designated Exchange Rate. Debentures tendered at exchange rates in excess of the Designated Exchange Rate will be returned.

THE EXCHANGE OFFER IS CONDITIONED UPON THE VALID TENDER OF AT LEAST 66.67% OF THE PRINCIPAL AMOUNT OF ALL OUTSTANDING DEBENTURES.

The Prospectus and Letter of Transmittal, which are being mailed to all holders of Debentures, contain important information which should be read carefully before any action is taken. Questions and requests for assistance or additional copies of the Prospectus and Letter of Transmittal should be directed to:

                             The Information Agent

                             D.F. KING & CO., INC.

                          77 Water Street, 20th Floor
                               New York, NY 10005
                            (212) 269-5550 (collect)
                           (800) 207-2014 (toll-free)